Exhibit 99.1

      PERICOM SEMICONDUCTOR ANNOUNCES POSTPONEMENT OF EARNINGS ANNOUNCEMENT AND CONFERENCE CALL AND INTENT TO RESTATE INTERIM FINANCIAL RESULTS FOR
                                   FISCAL 2005

     SAN JOSE, Calif., Aug. 2 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM) today announced that its fiscal fourth quarter and full year earnings release and conference call scheduled for Thursday, August 4, 2005 will be delayed. A press release announcing the rescheduled time is expected to be issued not later than August 8, 2005.

     The reason for the delay is to allow the Company additional time to determine the effects of a restatement on previously reported financial results for the first three quarters of fiscal 2005. The restatement is the result of certain new product research and development costs (initial wafer production costs) that were incorrectly capitalized into inventory. As a result of the restatement, engineering expenses will increase in each quarter of fiscal 2005 from amounts previously reported and inventory and cost of sales will decrease from amounts previously reported. Future gross margin will be benefited to the extent previously expensed new product costs are subsequently sold. The Company's initial assessment of the impact of this change indicates a net reduction to pre-tax profits for the nine months ended March 31, 2005 of not more than $700,000. The Company is assessing the impact on its tax rate and believes that diluted net income per share for the year will be reduced by one to two cents per share. The impact on each quarter of fiscal year 2005 from this restatement will be disclosed in the fourth quarter and full year earnings release and fiscal 2005 annual report on Form 10-K. Management has determined the impact on the prior fiscal year is immaterial.

     Management is considering the effect of these restatements on its evaluation of disclosure controls and procedures and internal controls over financial reporting.

     Pericom Semiconductor Corporation offers customers worldwide the industry's most complete silicon and quartz based solutions for the Computing, Communications, and Industrial market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, California, with design centers and sales offices located globally. http://www.pericom.com .

     This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995, including statements relating to the expected impact of the restatement on the Company's historical financial statements and results of operations, and the anticipated impact of the revised accounting treatment of certain new product research and development costs on the Company's future financial statements and results of operations. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K/A for the year ended June 30, 2004 and, in particular, the risk factors sections of that filing.

SOURCE  Pericom Semiconductor Corporation
     -0-                             08/02/2005
     /CONTACT: Mike Craighead, VP/Chief Financial Officer of Pericom, +1-408-435-0800/
     /Web site:  http://www.pericom.com /

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